Free Writing Prospectus

Filed Pursuant to Rule 433

Related to the Preliminary Prospectus, dated November 5, 2013

Registration Statement No. 333-191653

November 7, 2013

12,500,000 Common Units

DYNAGAS LNG PARTNERS LP

Representing Limited Partner Interests

Free Writing Prospectus

This free writing prospectus relates to the offering of 12,500,000 common units representing limited partner interests in Dynagas LNG Partners LP (the “Partnership”), and should be read together with the preliminary prospectus dated November 5, 2013 (the “Preliminary Prospectus”) included in Amendment No. 3 to the Registration Statement on Form F-1 (Commission File No. 333-191653). On November 7, 2013, the Partnership filed Amendment No. 4 to the Registration Statement (“Amendment No. 4”), which may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1578453/000119312513432216/0001193125-13-432216-index.htm

The following information is set forth in Amendment No. 4 and updates the information contained in the Preliminary Prospectus.

The Partnership has amended the “Dilution” section of the Preliminary Prospectus in Amendment No. 4 by revising the following disclosure:

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our Sponsor and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration		Average price per unit
	Number	Percent	Amount	Percent
Our Sponsor(1)(2)	21,750,000	72.5%	$97,903,000	37.24%	$4.50
New investors	8,250,000	27.5	165,000,000	62.76	20.00

Total	30,000,000	100.0%	$262,903,000	100.0%	$8.76

(1)	Upon consummation of the transactions contemplated by this prospectus, our Sponsor will own an aggregate of 2,485,000 common units and 14,985,000 subordinated units, assuming no exercise of the underwriters’ over-allotment option.
(2)	The assets contributed by our Sponsor and its affiliates were recorded at historical book value, rather than fair value, in accordance with U.S. GAAP. Book value of the consideration provided by our Sponsor, as of June 30, 2013, was $97.9 million.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, 1B, New York, NY 10010, telephone: 1-800-221-1037 or email: newyork.prospectus@credit-suisse.com; BofA Merrill Lynch, telephone: 1-866-500-5408; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649 or email: prospectus@morganstanley.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847 or email: barclaysprospectus@broadridge.com; or Deutsche Bank Securities, Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone (800) 503-4611 or email: prospectus.cpdg@db.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.